FISCAL ADVISORY AGREEMENT

THIS AGREEMENT, dated as of the 26th of November, 2004

BETWEEN:

0709355 B.C. Ltd., a company incorporated under the laws of British Columbia and having an office at Suite 107 - 20644 Eastleigh Crescent Langley, British Columbia, V3A 4C4

(the “Company”)

AND:

GRAYDON ELLIOTT CAPITAL CORPORATION, a company incorporated under the laws of British Columbia and having an office at Suite 1100, 543 Granville Street, Vancouver, British Columbia V6C 1X8

(“GECC”)

WHEREAS the Company wishes to engage GECC as the fiscal advisor and GECC is willing to act as the fiscal advisor of the Company and to provide the Company with various corporate finance and other services subject to the terms and conditions hereof.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH that, in consideration of the premises and of the mutual covenants and undertakings hereinafter contained, the parties hereto agree as follows:

1.	Appointment

1.1

The Company hereby engages GECC as its fiscal advisor and GECC hereby accepts the engagement and agrees to act as the fiscal advisor of the Company from the date hereof for a period of eighteen months, and thereafter, renewable monthly at the option of the Company, subject to the provision of paragraphs 11.1, 11.2 and 11.3 hereof.

2.	Duties of GECC

2.1	As fiscal advisor to the Company, GECC agrees to provide to the Company the following specific services (the “Services”):

	(a)	assisting the Company in sourcing and evaluating potential sources of equity, or other financing as required to permit the Company to further its business objectives;

	(b)	keeping itself informed about the business and affairs of the Company in order to be able to advise interested parties about the business and affairs of the Company;

	(c)	assisting the Company with identifying potential joint ventures, acquisitions, mergers and strategic alliances, and undertaking detail technical evaluations of any assets or alliances to be undertaken

(d) the preparation of financial models with respect to acquisitions and their financial needs and identifying strategic options and recommending a course of action; and

(e) advising the Company on financing matters from time to time.

3.	Exclusivity

3.1	The Company will not seek to undertake a financing during the term of this agreement, except with the assistance and financial advisory services of GECC, unless otherwise agreed between the parties.

4.	Right of First Refusal

4.1

The Company shall notify GECC of the terms of any further financing that it requires or proposes to obtain during the term of this Agreement and for a period of three months thereafter (the “Alternative Offer”) and GECC shall have the right of first refusal to provide financial advisor services in respect of any such financing (the “GECC Offer”), if the GECC Offer is on the same terms or more favourable terms than the Alternative Offer.

4.2

The right of first refusal must be exercised by GECC within 5 days following the receipt of the notice by notifying the Company that it will provide fiscal advisor services in respect of any such financing on the terms set out in the notice.

4.3

If GECC fails to give notice within 5 days that it will provide fiscal advisor services in regards to such financing upon the terms set out in the notice, the Company will then be free to make other arrangements to obtain financing or fiscal advisor services from another source on the same terms or on terms no less favourable to the Company.

4.4	The right of first refusal will not terminate if, on receipt of any notice from the Company under this Section, GECC fails to exercise the right.

5.	Compensation and Expenses

5.1

The Company will pay to GECC, in consideration for the Services to be performed by GECC, a fee equal to 3% of the gross amount of any financing proposed and closed by GECC payable upon the closing of such financing.

5.2

All reasonable out of pocket costs, charges and expenses, including travel, incurred by GECC in the performance of its obligations under this letter shall be reimbursed by the Company. GECC agrees to discuss and obtain prior approval for any out of pocket costs, charges and expenses, including travel, in excess of $5,000.

5.3

Any amounts due and payable hereunder and outstanding for in excess of 45 calendar days shall accrue interest at the rate of 1.5% per month, compounding on a monthly basis, both before and after judgement.

6.	Information

6.1

The Company will provide to GECC such information, documents, data, advice, opinions and representations as GECC may reasonably request relating to the provision of the fiscal advisory services pursuant to this letter agreement. The Company represents and warrants that any information furnished to GECC will not knowingly contain any untrue statement of a material fact, or knowingly omit a material fact. The Company shall ensure that GECC is advised on a timely basis of any material change that may be reasonably considered relevant to this agreement.

7.	Confidentiality

7.1

GECC acknowledges that the business carried on by the Company and it subsidiaries, if any, is an extremely competitive business and that disclosure of any confidential information about the business or financial affairs of the Company and its subsidiaries would place them at a competitive disadvantage. GECC shall use its reasonable commercial efforts to preserve and protect the confidential nature of any information concerning the business or financial affairs of the Company or any of its dealings, transactions or affairs which may be disclosed to GECC by employees, officers or agents of the Company during the duration of this agreement. Without restricting the generality of the foregoing, GECC shall not:

	(a)	disclose any of the aforesaid information to third parties without the prior written consent of the Company, provided that such consent shall not be required where the information is disclosed:

(i) to the employees, officers, representatives, agents or professional advisors of GECC to enable such persons to assist GECC in providing the fiscal advisory services to the Company hereunder;

(ii) to the employees, officers, agents or professional advisors of the Company or such other persons as the Company management may designate; or

(iii) pursuant to any law, statute or regulation, ordinance or administrative, regulatory or judicial order; or

	(b)	use any of the aforesaid information for its own purpose or benefit or to the detriment or intended probable detriment of the Company.

7.2	The covenants of GECC set forth in paragraph 7.1 shall not apply to information which:

	(a)	through no act or omission of GECC is or becomes generally known or part of the public domain;

	(b)	is furnished to others by the Company without restriction on disclosure; or

	(c)	is lawfully furnished to GECC by a third party without GECC’s knowledge of a breach of any restriction on disclosure owed to the Company.

8.	Covenants

8.1

GECC covenants with the Company that at all times GECC will act on a basis that is fair and reasonable and exercise its powers and discharge its duties under this agreement honestly, in good faith and in what reasonably appears to GECC to be the best interests of the Company and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent fiscal advisor would exercise in comparable circumstances.

8.2

GECC covenants with the Company to comply with the requirements of all applicable laws, regulations and rules of regulatory authorities having jurisdiction over the affairs of the Company and provided that the Company, on its part, provides all reasonable information and takes such other action, acting reasonably, as shall not otherwise be available to, or in the control of GECC, which is required for such compliance.

8.3

GECC covenants with the Company to utilize information supplied to it by the Company from time to time accurately represent the Company and its activities to third parties in providing the services hereunder, including without limitation members of the investing public.

9.	Acknowledgement

9.1	the Company acknowledges that:

(a) GECC has, or is likely to have, individual, corporate or institutional clients who are potential investors in the Company (the “Clients”);

(b)

GECC is or may become a related party to certain partnerships, publicly traded companies or privately held companies (the “Related Parties”) that may directly or indirectly provide financing to the Company;

(c) GECC acts, and will act, as consultant or fiscal advisor to other companies (“Competitors”) in the same business as the Company; and

(d) the interests of the Clients, Related Parties or the Competitors may come into conflict with those of the Company.

9.2

GECC shall be under no liability to the Company for, or as a result of, its acting as consultant or fiscal advisor to Competitors, Related Parties and Clients, or the manner in which it resolves conflicts of interest deriving therefrom, unless GECC has acted in any manner which is dishonest or grossly negligent.

10.	Indemnities

10.1	In consideration of GECC entering into this agreement, the Company further agrees with GECC that:

(a) it will protect and indemnity GECC and save it harmless against and from all losses, claims, damages or liabilities caused by or arising, directly or indirectly:

(i)

by reason of an untrue statement contained in any information or documents provided by the Company to GECC or by reason of the omission to state therein any fact necessary to make the information or documents therein not misleading,

	(ii)	from the failure by the Company to notify GECC of any material change as required by this agreement, or

	(iii)	as a result of any order made by any Regulatory Authority, based upon an allegation that any such untrue statement or omission exists; and

(b)

if any action or claim be brought against GECC in respect of which indemnity may be sought by the Company pursuant to the provisions of this agreement, GECC shall promptly notify the Company in writing, and the Company shall assume the defence thereof, including the employment of counsel and the payment of all expenses. GECC shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall also be at the expense of the Company.

This indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this agreement obtained by GECC from any other person and shall remain in full form and effect notwithstanding the termination of this letter agreement.

11.	Termination

11.1

If accepted, this agreement between GECC and the Company will be in effect for a minimum period of eighteen months from the date hereof, and shall continue in force on a month-to-month basis, subject to termination by either party on thirty (30) days written notice. However, the Company may terminate this agreement without prior notice for just cause, which shall include:

(a)

GECC committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the reasonable opinion of the Company, make GECC unsuitable to act on behalf of the Company; and

(b) GECC failing to comply with any terms of this agreement with such failure not being rectified within 15 days of receipt of notice thereof from the Company.

11.2	GECC may terminate this agreement without prior notice for just cause, which shall include:

(a)

the Company committing an act of bankruptcy or becoming involved in any fraud or dishonest or serious misconduct in circumstances that would, in the opinion of GECC, make representation of the Company by GECC unsuitable; and

(b) the Company failing to comply with the terms of this agreement with such failure not being rectified within 15 days of receipt of notice from GECC.

11.3	If this agreement is terminated for any reason, GECC shall be entitled to receive, and the Company shall pay, GECC’s fees and reimbursable expenses to the date of termination.

12.	Transactions After Termination

12.1	In the event that, within twelve months of termination, a financing is concluded with:

(a) A party introduced by GECC to the Company, or one who has contacted GECC and GECC introduced that party to the Company during the term of this Agreement; or

(b) Any party who is an affiliate of the foregoing; then

GECC will be entitled to a fee equal to 3% of the gross proceeds of such financing.

13.	Severability

13.1

If any provisions of this Agreement is found to be illegal or unenforceable, it will be considered separate and severable from this Agreement and the remaining provisions of this Agreement will remain in force and be binding upon the parties as though the illegal or unenforceable provision had never been included.

14.	Notice

14.1

Unless otherwise provided herein, any notice or other communication to a party under this Agreement may be made, given or served by registered mail, postage pre-paid or by delivery to the parties at the addresses as set out on the first page of this Agreement. Any notice or other communication:

(a) mailed shall be deemed to have been received on the fourth business following its mailing; and

(b) delivered shall be deemed to have been received on the date of delivery.

In the event of a postal strike or delay affecting mail delivery, the date of receipt of any notice by mail is deemed to be extended by the length of such strike or delay. Each party may change its address for service at any time by providing notice in writing of such change to the other parties.

15.	Language

15.1	This Agreement is to be read with all changes in gender or number as required by the context.

16.	Enurement

16.1

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other party.

17.	Headings

17.1	The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

18.	Law

18.1

This Agreement is governed by, subject to and interpreted in accordance with the laws prevailing in the Province of British Columbia and the federal laws of Canada applicable therein, and the courts of the Province of British Columbia will have the exclusive jurisdiction over any dispute arising in connection with this Agreement.

19.	Entire Agreement

19.1

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and, except as incorporated by reference above, there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement unless signed by each party and purporting to be an amendment to this Agreement.

20.	Counterparts

20.1

This Agreement may be executed in two or more counterparts and may be delivered by telecopier, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the date first given above.

0709355 B.C. LTD.

BY:	/s/ Calvin Patterson
Authorized Signatory

GRAYDON ELLIOTT CAPITAL
CORPORATION

BY:	/s/ Rodney Gelineau
Authorized Signatory